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                                                                 EXHIBIT 10(p)

                         AMENDMENT TO TRUST AGREEMENT FOR
              TCF FINANCIAL SENIOR OFFICER DEFERRED COMPENSATION PLAN

     The Trust Agreement for the TCF Financial Senior Officer Deferred Compensation Plan is hereby amended effective November 1, 1997 to replace the existing Article 9 as follows:

                                 ARTICLE 9

                   AMENDMENT AND TERMINATION OF THE TRUST

     SECTION 9.1. The Board of Directors of TCF Financial may, in its discretion, terminate or amend this Agreement from time to time; PROVIDED, however, that no such termination or amendment shall (without the Employee's consent) alter any Employee's right to payments of amounts previously credited to such Employee's Account or delay the time or times at which an Employee is entitled to receive payments with respect to his Deferred Amounts, unless such termination or amendment is necessary as a condition of receiving a ruling from the Internal Revenue Service that Employees' Deferred Amounts will not be included in their gross income for Federal income tax purposes until such time as they are actually paid or otherwise made available to the Employee.

     SECTION 9.2. This Trust shall not be terminated until such time as all of the Companies' obligation to make distributions pursuant to the Plan have been fully discharged unless all of the Plan's participants (excluding any terminated participants and beneficiaries then receiving distribution pursuant to the Plan, other than terminated participants entitled to a lump sum distribution) shall consent in writing to an earlier termination. If all of the Plan's participants do not consent to an early termination, the Trust shall terminate with respect to such consenting participants (and with respect to participants or beneficiaries whose consent is not required), but shall continue in effect with respect to the nonconsenting participants. Upon a termination or partial termination of the Trust, the Trust assets, if any, that remain in the accounts established for participants in the Plan (or for the consenting participants (and the participants or beneficiaries whose consent is not required), if fewer than all of the Plan's participants have consented to a termination for which the participants' consent is required) shall be paid or distributed to TCF Financial or its successor in interest.

The Trust Agreement is amended effective October 20, 1997 to replace Article 11 with the following:


                                ARTICLE 11

              ELECTIONS BY EMPLOYEES TO TRANSFER BETWEEN FUNDS

     SECTION 11.1. Effective October 20, 1997, the Company shall permit investment elections transferring between funds in the Trust and the Trustee shall provide for investment elections provided under Paragraph 10 of the Plan, as amended.